                                                                      Exhibit 11

                            BHA Group Holdings, Inc.

                        Computation of Per Share Earnings
                (in thousands of dollars, except per share data)

                                           1999                              1998                             1997
                              -------------------------------  ------------------------------  --------------------------------
                                Net                                Net                              Net
                              Earnings    Shares    Per-Share    Earnings    Shares   Per-Share   Earnings    Shares    Per-Share
                             (Numerator) (Denom.)      Amt.     (Numerator)  (Denom.)    Amt.    (Numerator) (Denom.)     Amt.
                             ----------- --------      ----     -----------  --------    ----     ---------- --------     ----
    Basic earnings per share:
    Earnings available to
    common shareholders         $1,084    7,028      $ 0.15      $7,332      7,171     $1.02      $8,101     7,226      $ 1.12

    Effect of dilutive
    securities--stock options     --        106                   --           381                   --        450

    Diluted earnings per
    share:  Earnings
    available to common
    shareholders and assumed
    conversion                  $1,084    7,134      $ 0.15      $7,332      7,552     $ 0.97     $8,101     7,676      $ 1.06
                                ============================   ===============================   ===============================



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